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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-27357
                                                                       ---------

                                Ashford.com, Inc.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        3800 Buffalo Speedway, Suite 400
                              Houston, Texas 77098
                                 (713) 369-1300
            --------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                     Common Stock par value $0.001 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
            --------------------------------------------------------
                   (Titles of all other classes of securities
                        for which a duty to file reports
                      under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [_]
     Rule 12g-4(a)(1)(ii)      [_]        Rule 12h-3(b)(1)(ii)      [_]
     Rule 12g-4(a)(2)(i)       [_]        Rule 12h-3(b)(2)(i)       [_]
     Rule 12g-4(a)(2)(ii)      [_]        Rule 12h-3(b)(2)(ii)      [_]
                                          Rule 15d-6                [_]

         Approximate number of holders of record as of the certification or
notice date:      One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Ashford.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 14, 2002                             By:  /s/ Arthur H. Miller
                                                       Arthur H. Miller
                                                       Secretary